EX-99.a.2.ii

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

(Pursuant to Section 3810 of the Delaware Statutory Trust Act)

To the Secretary of State
State of Delaware

It is hereby certified that:

1. The name of the statutory trust (hereinafter referred to as the "trust") is DELAWARE VIP TRUST

2. Article II of the Certificate of Trust of the trust [, as heretofore amended,] is hereby amended to read as follows:

"The address of the registered office of the trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of the registered agent for service of process on the trust is Corporation Service Company. The business office of the said registered agent is identical with the said registered office."

3. The undersigned person is a trustee of the trust.

4. The trust is a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. 80a-1 et seq.)

Signed on December 3, 2003

/s/ Walter P. Babich
Walter P. Babich, Trustee